UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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PREMCOR INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice Of Annual Meeting Of Stockholders

To Be Held May 17, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Premcor Inc. will be held at the Hyatt Regency, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Tuesday, May 17, 2005, at 10:00 a.m. local time for the following purposes:

1.	To elect eleven (11) directors.

2.	To approve an amendment to our Certificate of Incorporation to increase the number of shares of common stock that are authorized to be issued.

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record at the close of business on March 22, 2005, shall be entitled to notice of and to vote at the Annual Meeting.

By order of the board of directors

Michael D. Gayda

Secretary

Dated:	April 5, 2005
Old Greenwich, Connecticut

IMPORTANT:  PLEASE FILL IN, DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED, OR VOTE OVER THE TELEPHONE OR THE INTERNET, AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING.

Proxy Statement for the

Annual Meeting of Stockholders of

PREMCOR INC.

To Be Held on Tuesday, May 17, 2005

PREMCOR INC.

1700 East Putnam Avenue

Old Greenwich, Connecticut 06870

PROXY STATEMENT

The accompanying form of proxy is solicited by the board of directors of Premcor Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held at the Hyatt Regency, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Tuesday, May 17, 2005, at 10 a.m. local time, or any adjournment thereof, at which stockholders of record at the close of business on March 22, 2005, shall be entitled to vote. The cost of solicitation of proxies will be borne by us. We may use the services of our directors, officers, employees and others to solicit proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

There is being mailed herewith to each stockholder of record our Annual Report to Stockholders for the fiscal year ended December 31, 2004, which includes our Annual Report on Form 10-K filed with the Securities and Exchange Commission. It is intended that this Proxy Statement and accompanying form of proxy will first be sent or given to stockholders on or about April 5, 2005. Additionally, you can access a copy of our Annual Report via our website at http://www.premcor.com.

Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to our secretary) or, if a stockholder is present at the Annual Meeting, the stockholder may elect to revoke such proxy and vote such shares personally. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

If the accompanying proxy card is properly signed and returned to us and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote FOR the slate of nominees proposed by our board of directors, FOR an amendment to our Certificate of Incorporation to increase the number of shares of common stock that are authorized to be issued, FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005 and as recommended by the board of directors with regard to all other matters or, if no such recommendation is given, in their own discretion.

Pursuant to our by-laws, the board of directors has fixed March 22, 2005 as the time and date for the determination of stockholders entitled to vote at the Annual Meeting, notwithstanding any transfer of any stock on our books thereafter. On the record date, 89,216,910 shares of our common stock were outstanding and entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each holder of our common stock is entitled to one vote for each share of stock held by such holder. The presence at the Annual Meeting, in person or by proxy, of holders representing a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum. In accordance with Delaware law, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Proposals One and Three must receive the affirmative vote of a majority of the shares voted at the Annual Meeting in order to pass. Proposal Two must receive the affirmative vote of stockholders holding at least a majority of all outstanding shares of common stock entitled to vote thereon at this meeting in order for the proposed amendment to the Certificate of Incorporation to be approved. With respect to Proposals One and Three, abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders, whereas broker non-votes are not counted in determining the votes cast with respect to these matters submitted to a vote of stockholders. With respect to Proposal Two, abstentions and broker non-votes will have the same effect as votes against the proposal.

It is expected that the following business will be considered at the Annual Meeting and action taken thereon:

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to our by-laws, the board of directors has set the number of our directors at eleven members. It is proposed to elect eleven directors at this Annual Meeting to hold office for a one year term until the 2006 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Each of the current directors has been nominated by the Nominating and Corporate Governance Committee for election and has decided to stand for re-election. It is intended that the accompanying form of proxy will be voted for the nominees set forth below, each of whom is presently a director. If some unexpected occurrence should make necessary, in the board of directors’ judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the board of directors may select. The board of directors is not aware that any nominee may be unable or unwilling to serve as a director. The following table sets forth certain information with respect to the nominees.

Nominees for Election

Name	Age	Served as a Director Since
Thomas D. O’Malley	63	2002
Jefferson F. Allen	59	2002
Wayne A. Budd (3)	63	2003
Stephen I. Chazen (1)	58	1999
Marshall A. Cohen (1)(2)	70	1999
David I. Foley (3)	37	1999
Robert L. Friedman (2)	62	1999
Edward F. Kosnik (1)	60	2004
Richard C. Lappin (2)	60	1999
Eija Malmivirta (3)	64	2004
Wilkes McClave III (1)(2)(3)	57	2002

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Thomas D. O’Malley has served as the chairman of our board of directors since February 2002, a senior executive employee since January 2005, our chief executive officer from February 2002 until December 2004 and our president from February 2002 until January 2003. Mr. O’Malley served as vice chairman of the board of Phillips Petroleum Company from the consummation of that company’s acquisition of Tosco Corporation in September 2001 until January 2002. Mr. O’Malley served as chairman and chief executive officer of Tosco from January 1990 to September 2001 and president of Tosco from May 1993 to May 1997 and from October 1989 to May 1990. Mr. O’Malley is the cousin by marriage of Donald F. Lucey, vice president-commercial.

Jefferson F. Allen has served as our chief executive officer since January 2005 and as a director since February 2002. From June 1990 to September 2001, Mr. Allen served in various positions with Tosco Corporation, most recently as Tosco’s president and chief financial officer. From November 1988 to June 1990, Mr. Allen served in various positions at Comfed Bancorp, Inc., including chairman and chief executive officer.

Wayne A. Budd has served as a director since February 2003. Since October 2004, Mr. Budd has served as senior counsel with the Boston law firm of Goodwin Procter LLP. Mr. Budd previously served as a director, executive vice president and general counsel of John Hancock Financial Services, Inc. from 2000 to 2004. From 1996 to 2000, Mr. Budd served as group president-New England for Bell Atlantic Corporation (now Verizon

Communications, Inc.). From 1993 to 1996, Mr. Budd was a senior partner at the Boston law firm of Goodwin Procter LLP. From 1992 to 1993, Mr. Budd served as Associate Attorney General for the United States and from 1989 to 1992, Mr. Budd served as the United States Attorney for the District of Massachusetts. Mr. Budd currently serves on the board of directors of John Hancock Financial Services, Inc. and McKesson Corporation.

Stephen I. Chazen has served as a director since April 1999. Mr. Chazen served as a director of our predecessor from 1995 to April 1999. Mr. Chazen has served as senior executive vice president and chief financial officer of Occidental Petroleum Corporation, or Occidental, since July 2004. From February 1999 to July 2004, he served as executive vice president-corporate development and chief financial officer. From May 1994 to February 1999, he served as executive vice president-corporate development of Occidental. He currently serves on the board of directors of Lyondell Chemical Company.

Marshall A. Cohen has served as a director since April 1999. Mr. Cohen served as chairman of our board of directors from April 1999 to February 2002. Mr. Cohen has served as counsel at Cassels Brock & Blackwell LLP since October 1996. Mr. Cohen currently serves on the board of directors of American International Group, Inc., IBI Income Fund, Barrick Gold Corporation, Collins & Aikman Corporation, Goldfarb Corporation, Golf Town Income Fund, Lafarge Corporation, Metaldyne Corporation and The Toronto-Dominion Bank.

David I. Foley has served as a director since April 1999. Mr. Foley is a principal at The Blackstone Group L.P., or Blackstone, which he joined in 1995. Prior to joining Blackstone, Mr. Foley was an employee of AEA Investors Inc. from 1991 to 1993 and a consultant with The Monitor Company from 1989 to 1991. He currently serves on the board of directors of Mega Bloks Inc, Kosmos Energy, Foundation Coal and Texas Genco LLC.

Robert L. Friedman has served as a director since March 1999. Mr. Friedman has served as a senior managing director of Blackstone since February 1999, and in February 2003 he also became its chief administrative officer and chief legal officer. From 1974 until the time he joined Blackstone, Mr. Friedman was a partner with Simpson Thacher & Bartlett, a New York law firm. He currently serves on the board of directors of Axis Capital Holdings Limited, Houghton Mifflin Holdings, Inc., Northwest Airlines, Inc. and TRW Automotive Holdings Corp.

Edward F. Kosnik has served as a director since November 2004. Mr. Kosnik has served on the board of directors of Buckeye Partners, L.P. since 1986 and is also a member of Buckeye’s finance and audit committee. Mr. Kosnik served in various positions at Berwind Group, Inc. from 1997 to 2001, most recently as president and chief executive officer.

Richard C. Lappin has served as a director since October 1999. Mr. Lappin served as a senior managing director of Blackstone from February 1999 to June 2003. From 1989 to 1998, he served as president of Farley Industries, which included West Point-Pepperell, Inc., Acme Boot Company, Inc., Tool and Engineering, Inc., Magnus Metals, Inc. and Fruit of the Loom, Inc. Mr. Lappin currently serves on the board of directors of American Axle & Manufacturing, Inc.

Eija Malmivirta has served as a director since November 2004. Ms. Malmivirta served as chairman and principal owner of Merei Energy Oy Ltd. from 1996 to 2002, she served in various positions at Neste Oy from 1969 to 1996 and most recently as an executive vice president. Ms. Malmivirta currently serves on the board of directors of Kemira Oyj, VR Group Ltd., National Emergency Supply Agency and Finnish National Theatre Ltd.

Wilkes McClave III has served as a director since February 2002. From September 1982 to September 2001, Mr. McClave served in various positions with Tosco Corporation, most recently as executive vice president, secretary and general counsel.

Corporate Governance Principles and Committee Charters

Our board of directors has adopted a comprehensive set of corporate governance principles to reflect its commitment to corporate governance and the role of such principles in building and sustaining stockholder value.

These principles are discussed more fully below and are set forth in our Board of Directors Guidelines, our Code of Business Conduct and Ethics, and the committee charters for our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. These documents are available on our website under “Investor Relations / Corporate Governance” at www.premcor.com or by written request to Premcor Inc., Investor Relations, 1700 E. Putnam Ave., Suite 400, Old Greenwich, CT 06870.

Board of Directors Guidelines

Our Board of Directors Guidelines set forth overall standards and policies for the responsibilities and practices of our board and board committees, including reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions; ensuring that processes are in place for maintaining our company’s integrity; assessing our major risks and reviewing options for their mitigation; selecting, monitoring and evaluating the performance of our board members and committees; selecting, evaluating and compensating our chief executive officer and overseeing succession planning; and providing counsel and oversight on the selection, evaluation, development and compensation of senior management.

Code of Business Conduct and Ethics

All of our and our subsidiaries’ employees, including our chief executive officer, chief financial officer, principal accounting officer and our directors are required to comply with the Code of Business Conduct and Ethics of Premcor Inc. As stated above, our code is published on our website. It is our intention to disclose any amendments to, or waivers from, any provision of our Code of Ethics as it applies to our chief executive officer, chief financial officer and principal accounting officer on our website within three business days of such amendment or waiver.

Audit Committee

Our audit committee is comprised of four independent directors within the meaning of the New York Stock Exchange rules and federal securities laws: Messrs. Chazen, Cohen, Kosnik and McClave. Our board of directors has determined that Messrs. Chazen and Kosnik are audit committee financial experts as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934 and has determined that they have accounting and related financial management experience under the rules of the New York Stock Exchange. The principal duties of our audit committee are as follows:

•	to assist the board of directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information we provide to any governmental body or the public; our systems of internal controls established by management regarding finance, accounting and compliance; and our auditing, accounting and financial reporting processes generally. Consistent with this function, the audit committee endeavors to encourage continuous improvement of, and adherence to, our policies, procedures and practices at all levels;

•	to serve as an independent and objective body to monitor our financial reporting process and internal control system;

•	to review and appraise the qualifications, independence and audit efforts of our independent auditor and internal auditing department. Our audit committee is responsible for the retention of our independent auditor, subject to stockholder ratification, and the pre-approval of all audit fees, as well as significant non-audit engagements with the independent auditor;

•	to review the regular internal reports to management prepared by the internal auditing department and management’s response;

•	to provide an open avenue of communication among the independent auditor, financial and senior management, the internal auditing department, and the board of directors;

•	to annually evaluate the audit committee’s performance and charter; and

•	to provide an audit committee report to stockholders, as required by the Securities and Exchange Commission.

Compensation Committee

Our compensation committee is comprised of four independent directors within the meaning of the New York Stock Exchange rules: Messrs. Cohen, Friedman, Lappin and McClave. The principal duties of our compensation committee are as follows:

•	to review and approve corporate goals and objectives relevant to the compensation of our chief executive officer and, after an evaluation of our chief executive officer’s performance in light of those goals and objectives, determine and approve our chief executive officer’s compensation;

•	to ensure our senior executives are compensated effectively in a manner consistent with our compensation strategy, internal equity considerations and competitive practice;

•	to approve and administer our executive compensation and benefits and provide oversight for the employee benefit plans;

•	to annually evaluate the compensation committee’s performance and charter; and

•	to communicate to stockholders our compensation policies and the reasoning behind such policies, as required by the Securities and Exchange Commission.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of four independent directors within the meaning of the New York Stock Exchange rules: Messrs. Budd, Foley and McClave and Ms. Malmivirta. The principal duties of our nominating and corporate governance committee are as follows:

•	to develop and recommend to the board a code of business conduct and ethics and to review the code at least annually;

•	to make recommendations to the board of directors regarding corporate governance matters and practices and to oversee an annual evaluation of the performance of the board;

•	to recommend to the board of directors proposed nominees for election to the board of directors by the stockholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the board of directors to fill vacancies which occur between stockholder meetings. In evaluating a person as a potential nominee to serve on our board of directors, the committee considers, among other factors: 1) whether or not a person is an “interested person” as defined by New York Stock Exchange rules; 2) whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with us, our management or affiliates; 3) whether or not the person serves on boards of, or is otherwise affiliated with, our competition; 4) whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, one of our directors; 5) the contribution that the person can make to our board and to our Company with consideration being given to the person’s business and professional experience, education and such other factors as the committee considers relevant; and 6) the integrity and character of the person. We do not currently pay any fees to third parties to identify or evaluate or assist in identifying or evaluating potential nominees for directors. There are no differences in the manner in which the nominating and corporate governance committee evaluates nominees for director based on whether the nominee is recommended by a stockholder;

•	to annually evaluate the nominating and corporate governance committee’s performance and charter; and

•	to consider stockholder recommendations for nominations for directors.

While the nominating and corporate governance committee is responsible for the selection and nomination of the directors, the committee has adopted a policy to consider nominees recommended by our stockholders as it deems appropriate. Stockholders who wish to recommend a nominee should send nominations to Premcor Inc., 1700 E. Putnam Avenue, Suite 400, Old Greenwich, CT 06870, Attention: Corporate Secretary, that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including the nominee’s name, business experience and consent to be nominated for membership on our board of directors and to serve if elected by the stockholders. The recommendation must be received by our Corporate Secretary no later than the date for stockholder proposals set forth herein under “Other Matters—Stockholder Proposals.” We did not receive for this Annual Meeting any recommended nominees for director from any of our stockholders.

Attendance at Meetings

In the fiscal year ended December 31, 2004, there were seven meetings of the board of directors, eight meetings of the audit committee, eight meetings of the compensation committee and eight meetings of the nominating and corporate governance committee. Each director attended in excess of 75% of the total number of meetings of the board of directors and committees thereof of which he or she was a member. Board members are encouraged to attend our annual meetings of stockholders. All of our directors attended our 2004 Annual Meeting.

Determination of Director Independence

Pursuant to rules adopted by the New York Stock Exchange and applicable law, a majority of our directors must be independent as specified therein. As a result, our board undertook a review of director independence. During its review, the board considered all relevant facts and circumstances that could impair independence, including transactions and relationships between each director or any member of his immediate family and us and our subsidiaries and affiliates, including those reported under “Related Party Transactions” below. Our board also examined transactions and relationships between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the board affirmatively determined that each of Messrs. Budd, Chazen, Cohen, Foley, Friedman, Kosnik, Lappin and McClave and Ms. Malmivirta is independent of us and our management. The board determined that each of these independent directors did not have any material relationships with us. The only directors who are not independent are Mr. O’Malley, our chairman of the board and senior executive employee, and Mr. Allen, our chief executive officer.

Executive Sessions of Non-Management Directors

The non-management directors of our board meet in executive session, generally at regularly scheduled meetings of the board of directors or at other times as considered necessary or appropriate. A presiding director is chosen by the non-management directors to preside at each meeting and does not need to be the same director at each meeting.

Communication with Non-Management Directors

Stockholders may address communications to our non-management directors to Premcor Inc., c/o Investor Relations, 1700 E. Putnam Ave., Suite 400, Old Greenwich, CT 06870. Correspondence addressed in this manner will be reviewed by our head of investor relations and will be summarized and/or delivered to the board or to individual directors in accordance with a process approved by our nominating and corporate governance committee.

Compensation of Directors

We have a compensation program for our non-employee directors consisting of an annual retainer of $50,000, board of directors and committee meeting fees of $1,000 per meeting, and an annual grant of options (with a five-year vesting schedule) to acquire 2,500 shares of our common stock at an exercise price equal to the fair market value on the date of grant. In addition, non-employee board and committee chairpersons receive an additional retainer of $10,000 per year. All director compensation for Messrs. Foley and Friedman is paid directly to Blackstone. All non-cash director compensation for Mr. Chazen is paid directly to Occidental. We also provide Mr. Cohen certain health care benefits.

PROPOSAL TWO

TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED TO BE ISSUED

The Company is authorized to issue 155,000,000 shares of capital stock consisting of 150,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share. At the Meeting, the Company’s board of directors will ask stockholders to approve an amendment to the first paragraph of Section 4 of the Company’s Amended and Restated Certificate of Incorporation to read as set forth below to increase the number of authorized shares of the Company’s common stock from 150,000,000 shares to 300,000,000:

4. The total number of shares of capital stock which the Corporation shall have the authority to issue is 305,000,000 shares, consisting of (a) 300,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (b) 5,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock).

Under Delaware corporate law, we are required to obtain approval from our stockholders to amend our Certificate of Incorporation to increase the number of shares of common stock authorized for issuance. The affirmative vote of a majority of all outstanding shares of common stock entitled to vote thereon at this meeting is required in order for the proposed amendment to our Certificate of Incorporation to be approved. The board of directors has determined that it is in the best interests of the Company and its stockholders to increase the number of shares of common stock authorized for issuance by 150,000,000.

If approved by the Company’s stockholders, the change in authorized shares would become effective as soon as reasonably practicable after the Meeting by filing an amendment to the Company’s Amended and Restated Certificate of Incorporation.

The following table sets forth the Company’s actual capitalization based on equity ownership information as of March 1, 2005:

	Number of Shares	Percent of Total
Common stock issued and outstanding	89,216,910	91%
Common stock issuable upon exercise of existing options	7,217,138	7%
Common stock remaining available for future issuance under the equity compensation plans	2,050,537	2%

Total	98,484,585	100%

Reasons for Proposal

The board of directors believes that it is important to have available for issuance a number of authorized shares of common stock that will be adequate to provide the Company with flexibility for future stock issuances to meet the Company’s future obligations and corporate needs. The additional authorized shares would be available for issuance from time to time at the discretion of the board of directors, without future stockholder action except as may be required for particular transaction by law, the regulations of the New York Stock Exchange or other agreements and restrictions. The shares would be issuable for any proper corporate purpose, including future acquisitions, capital-raising transactions consisting of either equity or convertible debt, stock splits or issuances under current and future stock plans. The board of directors believes that these additional shares will provide the Company with needed flexibility to issue shares in the future without potential expense and delay incident to obtaining stockholder approval for each particular issuance. Except for the Company’s existing obligations on the date of this proxy statement, the Company does not currently have any plans, understanding or agreements for the issuance or use of the additional shares of common stock to be approved under this Proposal Two.

Principal Effects on Outstanding Common Stockholders

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and to receive ratably dividends, if any, as may be declared from time to time by the board of directors from funds legally available. Upon our liquidations, dissolution or winding up, holders of common stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all of our obligations, subject to the rights to receive preferential distributions.

The proposed amendment to our Certificate of Incorporation to increase the number of authorized common stock would not affect the rights of existing holders of common stock except to the extent that future issuance of common stock will reduce each existing stockholder’s proportionate ownership. Holders of common stock do not have any preemptive rights to subscribe for the purchase of any shares of common stock. No further approval by stockholders would be necessary prior to the issuance of any additional shares of common stock, except as may be required by law or applicable New York Stock Exchange rules. In certain circumstances, generally relating to the number of shares to be issued and the identity of the recipient, the rules of the New York Stock Exchange required stockholder authorization in connection with the issuance of such additional shares. Subject to law and the rules of the New York Stock Exchange, the board of directors has the sole discretion to issue additional shares of common stock on such terms and for such consideration as may be determined by the board of directors.

Our board of directors recommends a vote FOR the approval of an amendment to our Certificate of Incorporation to increase the number of shares of common stock that are authorized to be issued.

PROPOSAL THREE

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has appointed, subject to stockholder ratification, Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm for the fiscal year ending December 31, 2005. A representative of D&T is expected to be present at the Annual Meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Our board of directors and audit committee recommend a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

Service Fees Paid to Auditors

Audit Fees

Fees billed by D&T for professional services for the audit of our annual consolidated financial statements and quarterly reviews of our interim consolidated financial statements for the years ended December 31, 2004 and 2003 were $1,900,000 and $525,000, respectively. The 2004 amount included fees billed for work related to the Sarbanes-Oxley Act of 2002 of $1,100,000.

Audit-related Fees

Fees billed by D&T for the audit of our employee benefit plans were $50,000 and $30,000 for the years ended December 31, 2004 and 2003, respectively. Fees billed for consents for registration statements filed with the Securities and Exchange Commission (“SEC”) and other regulatory and statutorily required audits were $249,655 and $120,200 for the years ended December 31, 2004 and 2003, respectively.

Tax Fees

Fees billed by D&T associated with tax compliance and tax consultation were $348,104 and $768,936 for the years ended December 31, 2004 and 2003, respectively. The fees for 2004 included $326,904 associated with a research and development tax credit study.

All Other Fees

There were no other fees billed by D&T for any other services.

Audit Committee Pre-approval Policy

Consistent with SEC policies regarding auditor independence, our audit committee has established a policy to pre-approve all audit and non-audit services provided by our independent auditor. The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

Audit Committee Report

The audit committee is comprised of Messrs. Chazen, Cohen, Kosnik and McClave, each of whom is an independent director. The audit committee operates under a written charter, which was adopted in 2002 and amended in early 2004. The audit committee appoints the Company’s independent registered public accounting firm and pre-approves all audit services.

Management is responsible for the Company’s internal controls and financial reporting processes. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and to issue a report thereon. Additionally, the independent registered public accounting firm is also responsible for auditing management’s assessment and opinion on the effectiveness of the Company’s internal control over financial reporting. The audit committee’s responsibility is to monitor and oversee these processes. In fulfilling its oversight responsibilities, the audit committee meets periodically with management, the Company’s internal auditors, and the Company’s independent registered public accounting firm, Deloitte & Touche LLP, together as a group and independently. The audit committee reviews with management their procedures for preparing the Company’s financial statements and other reports, the critical accounting judgments and estimates made by management in preparing the financial statements as well as management’s evaluation of alternative accounting treatments, and management’s assessment of the effectiveness of the design and operation of the Company’s disclosure controls and internal controls over financial reporting. The audit committee reviews with the internal auditors and the independent registered public accounting firm the overall scope of their respective audits, their audit results, and their evaluation of the Company’s internal controls and financial reporting.

The audit committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2004 with management, the internal auditors, and the independent registered public accounting firm. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee discussed with the independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees). The independent registered public accounting firm provided to the audit committee the written disclosures and the letter required by Independence Standards Board Standard No. 1

(Independence Discussion with Audit Committees), and the audit committee discussed with the independent registered public accounting firm the firm’s independence. The audit committee also considered whether the provision by the independent registered public accounting firm of certain other non-audit related services to the Company is compatible with maintaining such registered public accounting firm’s independence. The audit committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

Based upon the audit committee’s discussions with management and the independent registered public accounting firm and the audit committee’s review of the representation of management and the report of the independent registered public accounting firm to the audit committee, the audit committee has recommended to the board of directors (and the board has approved) that the Company’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The audit committee also appointed, subject to stockholder ratification, Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

Audit Committee

Stephen I. Chazen (chairperson)

Marshall A. Cohen

Edward Kosnik

Wilkes McClave

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation we paid to our chief executive officer and to each of our four other most highly compensated executive officers whose salary and bonus for 2004 exceeded $100,000. Two additional executive officers are shown because three of our executive officers earned the same salary and bonus.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary $	Bonus $	Other Annual Compensation (1) $	Stock Options (2) #	LTIP Payouts $	All Other Compensation (3) $
Thomas D. O’Malley (4)	2004	561,539	3,600,000	—	150,000	—	12,300
Chairman of the Board and	2003	446,155	990,002	176,320	—	—	12,000
Chief Executive Officer	2002	404,616	—	1,125,000	2,950,000	—	12,000

Henry M. Kuchta	2004	511,540	2,200,000	—	75,000	—	12,300
President and Chief Operating	2003	389,425	445,502	8,000	75,000	—	12,000
Officer	2002	174,038	—	—	75,000	—	10,442

William E. Hantke (5)	2004	461,539	2,000,000	—	40,000	—	—
Executive Vice President and	2003	348,078	396,001	8,000	40,000	—	—
Chief Financial Officer	2002	226,924	—	—	125,000	—	—

Donald F. Lucey	2004	321,155	1,400,000	—	40,000	—	12,300
Vice President, Commercial	2003	249,039	272,251	4,000	40,000	—	8,077
	2002	150,000	—	—	50,000	—	12,000

Michael D. Gayda	2004	296,154	1,300,000	—	40,000	—	12,300
Senior Vice President-General	2003	232,693	247,501	4,000	40,000	—	12,000
Counsel and Secretary	2002	49,231	—	—	25,000	—	2,308

James R. Voss (6)	2004	296,154	1,300,000	—	40,000	—	12,300
Senior Vice President and Chief	2003	232,693	247,501	4,000	40,000	284,555	52,414
Administrative Officer	2002	173,173	—	19,114	35,000	—	78,577

Joseph D. Watson (7)	2004	296,154	1,300,000	—	40,000	—	12,300
Senior Vice President-Corporate	2003	232,693	247,501	4,000	40,000	—	12,000
Development and Treasurer	2002	166,154	—	—	75,000	—	14,212

(1)	Represents (i) for 2003: amounts equal to the discount received on the purchase of our common stock in a January 2003 private offering of 220,400 shares for Mr. O’Malley, 10,000 shares each for Messrs. Kuchta and Hantke, and 5,000 shares each for Messrs. Gayda, Lucey, Voss and Watson; (ii) for 2002: an amount for Mr. O’Malley equal to the discount he received on the 750,000 shares of our common stock he acquired in connection with our initial public offering, and an amount for Mr. Voss for financial planning services.
(2)

Represents (i) for 2004: options granted to the named executives in the amounts shown with an exercise price of $26.14 per share; (ii) for 2003: options granted to the named executives in the amounts shown with an exercise price of $19.20 per share. Mr. O’Malley waived his 2003 option grant; and (iii) for 2002: 2,200,000 options granted to Mr. O’Malley at an exercise price of $10.00 per share, 750,000 options granted to Mr. O’Malley at an exercise price of $22.50 per share, 50,000 options granted to Mr. Kuchta at an exercise price of $10.00 per share, 25,000 options granted to Mr. Kuchta at an exercise price of $22.50 per share, 100,000 options granted to Mr. Hantke at an exercise price of $10.00 per share, 25,000 options granted to Mr. Hantke at an exercise price of $22.50 per share, 25,000 options granted to Mr. Gayda at an exercise price of $13.76 per share, 35,000 options granted to Mr. Lucey at an exercise price of $10.00 per share, 15,000 options granted to Mr. Lucey at an exercise price of $22.50 per share, 15,000 options granted to Mr. Voss at an exercise price of $24.00 per share, 20,000 options granted to Mr. Voss at an exercise price of $19.25 per share, 50,000 options granted to Mr. Watson at an exercise price of $10.00 per share, and 25,000 options granted to Mr. Watson at an exercise price of $22.50 per share.

(3)	Represents (i) for 2004: amounts accrued for the accounts of the named executives under the Premcor Retirement Savings Plan; (ii) for 2003: amounts accrued for the accounts of the named executives under the Premcor Retirement Savings Plan, plus an amount for Mr. Voss for relocation expenses; (iii) for 2002: amounts accrued for the accounts of the named executives under the Premcor Retirement Savings Plan, plus an amount for relocation expenses for Messrs. Voss and Watson.
(4)	Effective December 31, 2004, Mr. O’Malley resigned his position as Chief Executive Officer of Premcor.
(5)	Effective December 31, 2004, Mr. Hantke resigned his position as Executive Vice President and Chief Financial Officer of Premcor.
(6)	Effective March 15, 2005, Mr. Voss resigned his position as Senior Vice President and Chief Administrative Officer of Premcor.
(7)	Since January 1, 2005, Mr. Watson has served as Senior Vice President and Chief Financial Officer of Premcor.

Options Granted

The table below shows information regarding the grant of stock options made to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2004.

OPTION GRANTS IN THE LAST FISCAL YEAR

	Individual Grants
Name	Number Granted (1)	% of Grants to All Employees	Exercise Price ($/Share)(1)	Market Price at Grant Date ($/Share)	Expiration Date	Grant Date Present Value ($)(2)
Thomas D. O’Malley	150,000	17.5%	$26.14	$26.14	1/6/14	1,696,500
Henry M. Kuchta	75,000	8.7%	$26.14	$26.14	1/6/14	848,250
William E. Hantke	40,000	4.7%	$26.14	$26.14	1/6/14	452,400
Donald F. Lucey	40,000	4.7%	$26.14	$26.14	1/6/14	452,400
Michael D. Gayda	40,000	4.7%	$26.14	$26.14	1/6/14	452,400
James R. Voss	40,000	4.7%	$26.14	$26.14	1/6/14	452,400
Joseph D. Watson	40,000	4.7%	$26.14	$26.14	1/6/14	452,400

(1)	The exercise price for options granted in 2004 was equal to the market price of our common stock on the day of the grant. The options vest in equal annual installments over five years.
(2)	The grant date present value was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

Assumed risk free rate of return	3.28%
Expected average option life	5 years
Volatility rate	44.65%
Expected dividend yield	0.00%

The actual value of the stock options is dependent on the actual future performance of our common stock, the continued employment of the option holder throughout the vesting period and the timing of the exercise of the options. Accordingly, the actual values achieved may differ from the values set forth in this table.

Options Exercised

The table below sets forth information for the executive officers named in the Summary Compensation Table concerning option exercises during 2004 and outstanding options at December 31, 2004.

AGGREGATED OPTION/SAR EXERCISES IN 2004 AND

DECEMBER 31, 2004 OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARS at December 31, 2004		Value of Unexercised In-the- Money Options/SARS at December 31, 2004 ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas D. O’Malley	—	—	1,966,667	1,133,333	57,017,677	30,913,323
Henry M. Kuchta	—	—	65,000	160,000	1,744,713	3,280,538
William E. Hantke	—	—	91,334	113,666	2,656,277	2,612,473
Donald F. Lucey	—	—	41,333	88,667	1,131,083	1,849,917
Michael D. Gayda	—	—	24,667	80,333	657,269	1,612,981
James R. Voss	—	—	46,333	83,667	1,154,969	1,619,831
Joseph D. Watson	—	—	58,000	97,000	1,583,923	2,076,328

(1)	Calculated based on the closing price of our common stock of $42.17 on December 31, 2004.

Employment Agreements

During 2002, we entered into employment agreements with the executives named in the Summary Compensation Table. The agreements, which have been amended from time to time, have an initial term of three years but are subject to automatic one-year extensions thereafter, unless either party gives the other 60 days prior written notice of its intention not to extend the term. The agreements provide for annual base salaries (with increases, if any, to be determined by our board of directors) in the following amounts as of December 31, 2004: for Thomas D. O’Malley, $600,000; for Henry M. Kuchta, $550,000; for William E. Hantke, $500,000; for Donald F. Lucey, $350,000; for Michael D. Gayda, $325,000; for James R. Voss, $325,000; and for Joseph D. Watson, $325,000.

In 2004, we entered into an employment agreement with Jefferson F. Allen. The agreement provided that Mr. Allen will serve as the Chief Executive Officer effective January 1, 2005 for a term of 2 years with automatic extensions for one year periods, unless terminated earlier, but with an automatic termination at age 65. The agreement provides for an annual base salary of $600,000 and an annual bonus for 2005 to 2007 of 100% of annual base salary at $2.40 per share of adjusted earnings per share (“EPS”) plus 2% of base salary for each $0.01 per share of adjusted EPS up to a maximum of 600% of base salary. The agreement also provides for an initial grant of stock appreciation rights or options for 500,000 shares of common stock at fair market value to be granted on January 1, 2005 with a 2 year vesting period. Mr. Allen will also receive an annual grant of stock appreciation rights or options for 100,000 shares of common stock at fair market value to be granted during January 2006 with a 3 year vesting period.

In 2004, we entered into a new employment agreement with Thomas D. O’Malley. Mr. O’Malley resigned his position as Chief Executive Officer and continued as Chairman of the Board and a senior executive employee under the terms of his prior employment agreement until January 31, 2005. The agreement provides that Mr. O’Malley will serve as the Chairman of the Board and a senior executive employee effective February 1, 2005 for a term of 2 years with no automatic extensions. The agreement provides for an annual base salary of $600,000 and an annual bonus for 2005 and 2006 of 100% of annual base salary at $2.40 per share of adjusted EPS plus 2% of base salary for each $0.01 per share of adjusted EPS up to a maximum of 200% of base salary. The agreement also provides for a grant of options for 150,000 shares of common stock at fair market value to be granted during January 2006 with a 1 year vesting period.

In 2004, the Company had entered into an agreement with William E. Hantke, formerly the Executive Vice President and Chief Financial Officer. The agreement revised the terms of the original employment agreement to the following: Mr. Hantke resigned from his then current positions effective December 31, 2004, but continued as an employee of the Company until April 30, 2005. During the 2005 period, Mr. Hantke will receive a salary of $100,000. Under the agreement, Mr. Hantke will receive the following benefits: base salary per this agreement through the date of termination, reimbursement of business expenses, any applicable benefits under the employee benefit plans including benefits under the SERP whether or not vested and a lump sum payment equal to three times the sum of Mr. Hantke’s 2004 base salary and base bonus.

In 2005, the Company had entered into a Separation Agreement and General Release with James R. Voss, Senior Vice President and Chief Administrative Officer, pursuant to which Mr. Voss had resigned from all positions effective March 15, 2005 and will terminate his employment on March 31, 2005. Under the terms of the Separation Agreement and General Release Mr. Voss will receive the following benefits: base salary per the agreement through the date of termination, reimbursement of business expenses, a lump sum payment for earned but unused vacation, any applicable benefits under the employee benefit plans including any vested benefits under the SERP and all vested options. The Separation Agreement and General Release also contained provisions obligating Mr. Voss to the Company with respect to confidentiality, cooperation, the filing of lawsuits or claims against the Company and a general release of the Company.

The employment agreements provide that the executives are eligible to earn an annual bonus if net earnings per share to our common stockholders, calculated on a fully diluted basis and in accordance with generally accepted accounting principles (excluding the after-tax impact of any extraordinary or special items that our board of directors determines in good faith are not appropriately includable in such calculation because such items do not accurately reflect our operating performance) is at least equal to $2.00 for 2004 and $2.40 for 2005. For 2005, upon achievement of such $2.40 earnings per share, the annual bonus for both Messrs. Allen and O’Malley shall equal 100 percent of his base salary. For Messrs. Kuchta, Lucey, Gayda, Voss and Watson the annual bonus shall equal 50 percent of their base salary (his “base bonus”). The executives shall have an opportunity to earn a larger bonus for increases in such earnings per share over $2.40, subject to a cap for Mr. Allen of six times his base salary, for Mr. O’Malley of two times his base salary and for each of Messrs. Kuchta, Lucey, Gayda, Voss and Watson of four times his base salary.

The employment agreements for Messrs. O’Malley, Gayda and Voss provide for the granting of options in January 2005 for the purchase of our common stock at an exercise price equal to the fair market value of our stock on the date of grant in the amount of 150,000 options to Mr. O’Malley and 25,000 options each to Messrs. Gayda and Voss. In each of 2004 and 2005, we granted an option to purchase shares of our common stock at an exercise price of $26.14 per share and $40.00 per share, respectively to the executives in the following amounts: for Mr. O’Malley, 150,000 shares; for Mr. Kuchta, 75,000 shares; for Messrs. Lucey, Gayda, Voss and Watson, 40,000 shares. In 2004, we granted Mr. Hantke an option to purchase 40,000 shares at an exercise price of $26.14 per share. In 2005, we granted Mr. Allen an option to purchase 500,000 shares at an exercise price of $42.17 per share.

The employment agreements for Messrs. Allen and O’Malley provide, if an executive’s employment is terminated by us without cause, by the executive for good reason, or, for Mr. Allen, prior to his attaining age 65, upon our election not to extend the employment term, the executive will be entitled to receive (i) any accrued but unpaid base salary, (ii) any unpaid annual bonus attributable to a prior fiscal year, (iii) a prorata bonus through the date of termination, (iv) subject to the executive’s continued compliance with confidentiality covenants, as applicable, $2 million and (v) any accrued retirement benefit to which he is entitled, whether or not previously vested. Mr. O’Malley’s agreement does not provided for automatic extensions and Mr. Allen’s agreement provides for automatic extensions for one year periods with an automatic termination at age 65. Further, the initial options Mr. Allen was granted upon his employment become fully vested upon termination without cause or a resignation with good reason. In addition, Mr. O’Malley’s previous employment agreement also provides for full vesting of any outstanding stock options issued under the previous employment agreement.

The remaining executive employment agreements provide, if an executive’s employment is terminated by us without cause, by the executive for good reason or upon our election not to extend the employment term, the executive will be entitled to receive (i) any accrued but unpaid base salary, (ii) any unpaid annual bonus attributable to a prior fiscal year, (iii) a prorata bonus through the date of termination, (iv) subject to the executive’s continued compliance with non-competition, non-solicitation, no-hire and/or confidentiality covenants, as applicable, three times the sum of his base salary plus base bonus and (v) any accrued retirement benefit to which he is entitled, whether or not previously vested.

In the event of a change in control, as defined in the agreements, the named executives will receive a change of control payment calculated upon the higher of the annualized earnings per share for the preceding quarter(s) or the prior year’s annual bonus, but not less than the target level annual bonus, which is established by the Board, provided however, for Mr. O’Malley it is $600,000. The payment is prorated dependent upon the quarter of the year in which the change in control occurs and includes a premium equal to one-quarter’s bonus. For Mr. Allen, the payment for the prorated annual bonus, a lump sum $2 million payment and the change of control payment shall not be less than $5 million. The restrictions upon executives relative to non-competition and non-solicitations, as applicable, are voided and options that were unvested become fully vested. The executives are also entitled to be grossed up, on an after-tax basis, for any excise taxes imposed under the Internal Revenue Code on any excess parachute payment that they receive in connection with benefits and payments provided to them in connection with any “change in control” (as such term is defined under the Internal Revenue Code).

Other Employee Benefits

2002 Special Stock Incentive Plan

In connection with the employment of Mr. O’Malley, we established the 2002 Special Stock Incentive Plan, which was adopted and approved by our board of directors and stockholders. The total number of shares of our common stock available for issuance under the 2002 Special Stock Incentive Plan is 3,400,000 shares. As of March 1, 2005, we had granted Mr. O’Malley 2,200,000 options at an exercise price of $10.00 per share, 750,000 options at an exercise price of $22.50 per share, 150,000 options at $26.14 per share and 150,000 options at an exercise price of $40.00 per share. As of that date, 2,730,000 of the options were vested and 150,000 options were available for future issuance. We recognize stock-based compensation expense in our Statement of Operations associated with all of the stock options granted under the 2002 Special Stock Incentive Plan. In addition, pursuant to the terms of Mr. O’Malley’s employment agreement, we committed to grant him 150,000 options prior to January 15, 2006 at an exercise price equal to the fair market value of a share of our common stock on the date of the grant.

2002 Equity Incentive Plan

Our board of directors adopted and our stockholders approved the Premcor 2002 Equity Incentive Plan, which is designed to permit us to grant to our key employees, directors, consultants and affiliates incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance-based awards and other awards based on our common stock.

The total number of shares of our common stock available for issuance under the 2002 Equity Incentive Plan is 4,500,000 shares. As of March 1, 2005, there were 2,760,233 options outstanding under the plan, 881,731 of which had vested. As of that date, 1,688,167 shares were available for future issuance. The outstanding options were granted at an exercise price ranging from $10.00 to $42.17 per share and vest in equal annual installments over three or five years. Stock-based compensation expense is recognized in our Statement of Operations for all of these stock option grants. We have committed to granting options to purchase an aggregate of 100,000 shares of our common stock to Mr. Allen prior to January 15, 2006 at an exercise price equal to the fair market value of a share of our common stock on the date of the grant.

1999 Stock Incentive Plan

Our board of directors adopted and our stockholders approved the Premcor 1999 Stock Incentive Plan, which is designed to attract and retain executive officers and other selected employees whose skills and talents are important to us. Under the 1999 Stock Incentive Plan, our executive officers and other employees are eligible to receive awards of options to purchase shares of our common stock.

The total number of shares of our common stock available for issuance under the 1999 Stock Incentive Plan is 2,215,250. As of March 1, 2005, there were 1,206,905 options outstanding under the 1999 Stock Incentive Plan, of which 636,005 had vested. As of that date 212,370 shares were available for future issuance. The outstanding options were granted at an exercise price ranging from $9.90 to $37.79 per share. As of March 1, 2005, stock-based compensation expense is recognized on approximately 60% of these stock option grants, representing all option grants made under the plan since January 1, 2002, when we adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

Options granted under the 1999 Stock Incentive Plan to executive officers and other employees are either time vesting or performance vesting options. The time vesting options vest in equal annual installments over three or five years. The performance vesting options vest on the seventh anniversary of their date of grant, provided, however, that the vesting is accelerated based on the achievement of certain per share prices of our common stock or upon a change of control of us.

Summary of Shares Available Under Our Stock-Based Compensation Plans

The table below summarizes the number of shares available for future issuance under our three stock-based compensation plans as of March 1, 2005:

	Number of Securities Available for Issuance	Number of Option Awards Outstanding	Number of Option Awards Exercised	Number of Securities Available for Future Issuance
2002 Special Stock Incentive Plan	3,400,000	3,250,000	—	150,000
2002 Equity Incentive Plan	4,500,000	2,760,233	51,600	1,688,167
1999 Stock Incentive Plan	2,215,250	1,206,905	795,975	212,370

	10,115,250	7,217,138	847,575	2,050,537

Senior Executive Retirement Plan

We adopted a Senior Executive Retirement Plan, or SERP, covering certain executive officers effective February 1, 2002. All of the named executive officers participate in the SERP. Benefits under the plan vest after three years of continuous service. The annual retirement benefit payable under the SERP at a normal retirement date (as defined by the plan) will be a single life annuity for the life of the participant equal to the lesser of:

•	the sum of six percent (6%) of average earnings times years of service less than or equal to five (5), plus three percent (3%) of average earnings times years of service greater than five (5); or

•	sixty percent (60%) of average earnings.

Average earnings are defined as the average of the participant’s annual earnings (generally, annual base compensation plus bonus paid under an annual incentive plan) during any two full years of employment, whether or not consecutive in which the participant has the highest aggregate earnings with a cap of two and half times the participants highest annual salary.

Any benefit payable under the SERP will be offset by benefits, if any, payable to the participant under our pension plan. Furthermore, a SERP participant will not accrue a benefit under our non-qualified pension restoration plan during the period in which he participates in the SERP. The plan also provides death, disability and post-employment medical benefits.

Our board of directors suspended the SERP effective June 30, 2002 and reactivated it on April 22, 2003, effective as of July 1, 2002 so that there would be no break in the accrual or vesting of benefits. The board also approved funding the plan through a “rabbi trust” at a rate equal to the accrued benefit payable at age 65. Our board believes the funding rate for this plan is consistent with the funding methodology used for our qualified benefit plans. The expected contribution for fiscal 2005 is approximately $3.1 million.

Pension Plans

We implemented a cash balance pension plan for our salaried workforce, including the named executive officers, effective January 1, 2002. Benefits under the plan vest after five years of continuous service. The plan recognizes existing service with us or our predecessors for purposes of vesting.

On an annual basis each participant’s account will be credited with the following:

•	contribution credit equal to seven percent (7%) of pensionable earnings plus seven percent (7%) of pensionable earnings in excess of the Social Security Wage Base; and

•	interest credit equal to the average yield for one-year treasury bonds for the previous October, plus one percent (1%).

For the purposes of the plan, “pensionable earnings” are defined as regular annual salary, overtime pay, annual incentive payments and contributions to 401(k) or Section 125 plans.

We also adopted a non-qualified restoration plan which restores the benefits lost by any employee, including any executive officer during any period in which he is not participating in the SERP, under the qualified pension plan as a result of Internal Revenue Code imposed limitations on pensionable income.

As of December 31, 2004, the estimated annual annuities payable at age sixty-five (65) to the named executive officers are as follows:

Name	Current Age	Estimated Annual Payments (1)
Thomas D. O’Malley	63	$540,000
Henry M. Kuchta	48	$825,000
William E. Hantke (2)	57	$387,750
Donald F. Lucey	52	$525,000
Michael D. Gayda	50	$487,500
James R. Voss (3)	38	$487,500
Joseph D. Watson	40	$487,500

(1)	The estimated annual payment assumes the executive officer works until age sixty-five (65), annual base compensation remains unchanged from his current salary and future incentive compensation awards are equal to 200% of base pay for Mr. O’Malley and 100% of base pay for the other named executive officers. Amounts include estimated benefits under our qualified cash balance plan and the SERP. The interest rate used for determining the annuity under the qualified cash balance plan was 7.0%. The named executive officers are not eligible for benefits under the non-qualified cash balance restoration plan.
(2)	Mr. Hantke’s benefit has been projected based on his retirement date of April 30, 2005. These benefits are payable at age fifty seven.
(3)	Mr. Voss’s benefit has not been projected based on his resignation date of March 31, 2005.

Premcor Retirement Savings Plan

Our Savings Plan permits our employees to make before-tax and after-tax contributions and provides for employer incentive matching contributions. Executive officers participate in the plan on the same terms as other eligible employees, subject to any legal limits on the amounts that may be contributed by or paid to executive officers.

Compensation Committee Interlocks and Insider Participation

The following individuals served as members of the compensation committee during 2004: Messrs. Allen, Cohen, Friedman, Lappin and McClave. All of the compensation committee members were independent within the meaning of New York Stock Exchange rules. The members of the compensation committee were free from interlocking or other relationships that could result in a conflict of interest. Mr. Friedman is a member of Blackstone. See “Principal Stockholders” and “Related Party Transactions” for additional information regarding the relationship between us and Blackstone. Mr. Allen our current chief executive officer, was not an employee during his service on the compensation committee in 2004.

Compensation Committee Report on Executive Compensation

The compensation committee, which consists entirely of independent directors, reviews and approves all compensation arrangements for our executive officers and directors, and reviews and approves compensation plans in which executive officers are eligible to participate. The compensation committee presently consists of Messrs. Cohen, Friedman, Lappin and McClave.

Our compensation program for executive officers is designed to attract, retain and motivate our executive officers to enhance long-term stockholder value. The program consists of the following three key elements:

•	a base salary;

•	a performance-based annual bonus; and

•	long-term equity incentive programs.

Our compensation philosophy:

•	emphasizes variable, incentive-oriented pay that rewards executive officers for achievement of predetermined financial objectives;

•	places increased emphasis on variable pay and long-term incentives at higher levels in the organization;

•	balances the focus on short-term and long-term performance; and

•	utilizes plans which are fair and understandable so that the plans drive performance and do not simply follow performance.

Annual Base Salary

Annual salary is designed to compensate our executive officers at competitive levels and to recognize individual performance and contribution to the creation of stockholder value. Salaries for our executive officers and certain other employees who earn in excess of $250,000 are approved by the compensation committee. Individual and/or corporate performance is considered in determining salary amounts.

Annual Bonuses for Calendar Year 2004

For 2004, bonus awards for participants, other than named executive officers, under the Premcor Incentive Compensation Plan were earned solely on the basis of our achievement of earnings per share results. The earnings per share measure has a threshold, target and maximum performance level and a corresponding payout level. For participants in the plan, the threshold performance level was earnings per share of $2.00, the target performance level was earnings per share of $3.50 and the maximum performance level was earnings per share of $6.00. The maximum bonus for participants, other than the named executive officers, was equal to 250% of target bonus. Total 2004 incentive compensation to be paid to the named executive officers and all other participants under the Premcor Incentive Compensation Plan was approximately $50 million.

Option Plans

The 2002 Special Stock Incentive Plan, the 2002 Equity Incentive Plan and the 1999 Stock Incentive Plan are designed to link the interests of the executive officers, key employees, directors and consultants with our stockholders and provide such persons with an equity interest in us. The options are designed to enhance stockholder values by benefiting executive officers, key employees, directors and consultants only if our other stockholders also benefit. The purpose of the plans is to encourage executive officers and others to acquire a larger stock ownership and proprietary interest in us and thereby stimulate the active interest of such persons in our development and financial success. Because stock options are tied to future performance of our common stock, they will provide value only if the price of our common stock exceeds the exercise price of the options.

Basis for CEO Compensation

The compensation program for our chief executive officer, Mr. O’Malley, was established pursuant to his January 30, 2002 employment agreement, as amended from time to time. The agreement provides for a fixed annual base salary, with emphasis on performance-based annual and long-term incentive compensation opportunities designed to align Mr. O’Malley’s interest with those of our stockholders. Mr. O’Malley’s annual bonus is based on our earnings per share, excluding the after-tax impact of any extraordinary or special items, in excess of $2.00 per share for 2004 and $2.40 per share in 2005. In addition, Mr. O’Malley received an annual grant of 150,000 options for our common stock in each of 2004 and 2005. In 2002, when we incurred a loss, Mr. O’Malley’s bonus was zero and he waived his stock option grant for 2003. In 2003, Mr. O’Malley’s bonus was $990,002 and his 2004 option grant of 150,000 options was awarded in January 2004. For 2004, Mr. O’Malley’s base salary was $600,000, his bonus was $3.6 million and he was awarded 150,000 options in January 2005.

Effective January 1, 2005, Mr. O’Malley stepped down from the position of chief executive officer and Jefferson F. Allen was named chief executive officer. The compensation program for our chief executive officer, Mr. Allen, was established pursuant to his January 1, 2005 employment agreement. The agreement provides for a fixed annual base salary, with emphasis on performance-based annual and long-term incentive compensation opportunities designed to align Mr. Allen’s interest with those of our stockholders. Mr. Allen’s annual base salary is $600,000 for 2005 and his annual bonus is based on our earnings per share, excluding the after-tax impact of any extraordinary or special items, in excess of $2.40 per share. In addition, Mr. Allen received a grant of 500,000 options for our common stock in 2005 and is to receive an annual grant of 100,000 options for our common stock in 2006.

The full board of non-management directors makes an annual evaluation of the chief executive officer’s performance and compensation after receipt and review of a presentation by the compensation committee. The evaluation is based on objective criteria agreed to in advance with the chief executive officer and includes two types of items: 1) financial performance of the business; and 2) the qualitative performance of the chief executive officer including, for example, vision and leadership, accomplishment of long-term strategic objectives and development of management. The results of this review are communicated orally to the chief executive officer by the chairman of the compensation committee.

Deductibility of Executive Compensation

In 1993 the tax laws were amended to limit the deduction a publicly held company is allowed for compensation paid to the chief executive officer and the four other most highly compensated executive officers. Generally, amounts paid in excess of $1 million, other than performance-based compensation, may not be deducted. In order to be considered performance-based compensation, one of the criteria imposed by the tax law is that the plan relating to such compensation must be approved by a company’s stockholders. The compensation committee will continue to evaluate maximizing the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers.

Compensation Committee

Richard C. Lappin (chairperson)

Marshall Cohen

Robert L. Friedman

Wilkes McClave

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

The following graph compares the total returns associated with our common stock with the cumulative total return of the Standard & Poor’s (S&P) 500 Composite Stock Price Index and an index of peer companies selected by us. The graph assumes that $100 was invested in our common stock, in the S&P 500 Index, and in the stocks of the peer companies on April 29, 2002, our first day of trading, and that all dividends received within a quarter were reinvested in that quarter. The Peer Group selected by us includes Frontier Oil Corporation, Sunoco, Inc., Tesoro Petroleum Corporation and Valero Energy Corporation.

COMPARISON OF CUMULATIVE TOTAL RETURN

PREMCOR COMMON STOCK, INDUSTRY PEER GROUP, S&P 500

	4/29/02	12/31/02	12/31/03	12/31/04
Premcor Inc. Common Stock	$100.00	$92.63	$108.33	$175.79
Peer Group Index	$100.00	$73.25	$112.72	$210.49
S&P 500 Index	$100.00	$82.58	$104.36	$113.75

The stock price performance graph is based on historical data and is not necessarily indicative of future performance.

2004 Peer Chart

PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

As of March 1, 2005, to our knowledge, the following is a schedule of all persons who beneficially owned more than 5% of our outstanding stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Stock
Blackstone Management Associates III L.L.C (1) 345 Park Avenue New York, NY 10154	19,121,604	21.4%

FMR Corp. (2) 82 Devonshire Street Boston, MA 02109	13,380,166	15.0%

Occidental Petroleum Corporation (3) 10889 Wilshire Boulevard Los Angeles, CA 90024	9,036,146	10.1%

Wellington Management Company, LLP (4) 75 State Street Boston, MA 02109	8,228,275	9.2%

Capital Research and Management Company (5) 333 South Hope Street Los Angeles, CA 90071	6,185,000	6.9%

Barclays Global Investors, NA (6) 45 Fremont Street San Francisco, CA 94105	4,479,512	5.0%

(1)	According to a Statement on Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on January 26, 2005, Blackstone affiliates currently own 19,117,104 shares of our common stock as follows: 15,252,603 shares by Blackstone Capital Partners III Merchant Banking Fund L.P., 2,717,469 shares by Blackstone Offshore Capital Partners III L.P. and 1,147,032 shares by Blackstone Family Investment Partnership III L.P. for each of which Blackstone Management Associates III L.L.C., or BMA, is the general partner having voting and investment power. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA and as such may be deemed to share beneficial ownership of the shares owned by Blackstone. In addition, Blackstone Management Partners has the right to acquire 4,000 shares upon the exercise of stock options within 60 days of March 1, 2005.
(2)	According to a Statement on Schedule 13G/A filed with the SEC on February 14, 2005, wholly-owned subsidiaries or affiliates of FMR Corp., or the Fidelity Funds, including a registered investment advisor, own these shares. FMR Corp. does not have the power to vote or direct the voting of shares owned by the Fidelity Funds, which power resides with Fidelity Funds’ Board of Trustees.
(3)	Includes 9,034,646 shares owned by Occidental C.O.B. Partners, an indirect wholly owned subsidiary of Occidental and 1,500 shares for which Occidental C.O.B. Partners has the right to acquire upon the exercise of stock options with 60 days of March 1, 2005.
(4)	According to a Statement on Schedule 13G/A filed with the SEC on February 14, 2005, wholly-owned subsidiaries or affiliates of Wellington Management Company, LLP, own these shares.
(5)	According to a Statement on Schedule 13G/A filed with the SEC on February 14, 2005, Capital Research and Management Company, an investment adviser, own these shares.
(6)	According to a Statement on Schedule 13G filed with the SEC on February 14, 2005, Barclays Global Investors, NA, an investment adviser, own these shares.

Security Ownership of Directors and Executive Officers

The following table sets forth information concerning the security ownership of directors and the Company’s executive officers named in the Summary Compensation Table as of March 1, 2005.

Name	Number of Shares Beneficially Owned(1)	Percent of Stock
Thomas D. O’Malley	3,980,400	4.3%
Jefferson F. Allen	201,500	*
Wilkes McClave III	201,500	*
Marshall A. Cohen	117,661	*
William E. Hantke	159,000	*
Henry M. Kuchta	132,000	*
Joseph D. Watson	104,000	*
Donald F. Lucey	79,000	*
James R. Voss	72,333	*
Michael D. Gayda	45,667	*
Wayne A. Budd	1,600	*
Richard C. Lappin	500	*
Stephen I Chazen (2)	—	—
David I. Foley (2)	—	—
Robert L. Friedman (2)	—	—
Edward F. Kosnik	—	—
Eija Malmivirta	—	—
Directors and executive officers as a group (16 persons) (2)	5,173,161	5.6%

*	Less than 1%
(1)	Includes the following shares which such persons have, or will within 60 days of March 1, 2005 have, the right to acquire upon the exercise of stock options: Mr. O’Malley—2,980,000; Mr. Allen—151,500; Mr. McClave—151,500; Mr. Cohen—52,005; Mr. Hantke—149,000; Mr. Kuchta—120,000; Mr. Watson—99,000; Mr. Lucey—74,000; Mr. Voss—67,333; Mr. Gayda—40,667; Mr. Budd—1,500; Mr. Lappin—500 and 3,964,005 for all directors and executive officers as a group.
(2)	Mr. Chazen, a director, is an executive officer of Occidental and to the extent he may be deemed to be a control person of Occidental may be deemed to be a beneficial owner of the 9,036,146 shares of common stock owned by Occidental. Mr. Chazen disclaims beneficial ownership of such shares. Messrs. Foley and Friedman, both directors, are designees of BMA, which has investment and voting control over 19,121,604 shares held or controlled by Blackstone and as such may be deemed to share beneficial ownership of the shares held or controlled by Blackstone. Each of such persons disclaims beneficial ownership of such shares.

RELATED PARTY TRANSACTIONS

Each of the related party transactions described below was negotiated on an arm’s length basis. We believe that the terms of each such agreement are as favorable as those we could have obtained from parties not related to us.

Our Relationship with Blackstone

The Blackstone Group L.P. is a private investment firm based in New York, founded in 1985. Its main businesses include private equity investing, merger and acquisition advisory services, restructuring advisory services, real estate investing, mezzanine debt investing, collateralized debt obligation investing and asset management. In June 2004 and December 2004 we filed a resale registration statement with the SEC to register

15,000,000 shares and 14,121,104 shares, respectively, which represented all of Blackstone’s beneficially owned Premcor common stock, at that time. In September 2004, Blackstone sold 10,000,000 shares of Premcor common stock, in an underwritten public offering. As of March 1, 2005, Blackstone, through its affiliates, beneficially owns 21% of our common stock.

Under a Stockholder Agreement dated March 9, 1999 among us, Blackstone and Marshall A. Cohen, one of our directors and stockholders, if Blackstone transfers 25% or more of its holdings of our common stock to a third party, Mr. Cohen or any of his permitted affiliates may require the transferee to purchase a similar percentage of his shares. Conversely, if Blackstone receives and accepts an offer from a third party to purchase 25% or more of its holdings of our common stock, Mr. Cohen must transfer a similar percentage of his shares to the third party. This agreement terminates when Blackstone ceases to beneficially own at least 5% of our common stock on a fully diluted basis.

Pursuant to a Registration Rights Agreement, dated April 26, 2002, between us and Blackstone, Blackstone has the right, on up to three occasions, to request that we effect the registration of all or part of Blackstone’s shares. We are obligated to use our best efforts to effect the registration of all of the shares of which Blackstone requests except when in the opinion of the underwriter the number of securities requested to be registered is likely to adversely impact such offering. Blackstone also has the right to include its shares in certain registered public offerings by us. We are obligated to use our best efforts to effect the registration of the Blackstone shares along with the other shares, absent a determination by the underwriter that such registration exceeds the largest number of securities that can be sold without adversely impacting the offering.

Our Relationship with Occidental

Occidental Petroleum Corporation explores for, develops, produces and markets crude oil and natural gas and manufactures and markets a variety of basic chemicals. As of March 1, 2005, Occidental beneficially owns 10% of our common stock. We may at times engage in arm’s length transactions with Occidental or one of its subsidiaries.

Pursuant to a Share Exchange Agreement dated April 27, 1999, we succeeded to, and our subsidiary, Premcor USA, Inc., ceased to be a party to, the Second Amended and Restated Stockholders’ Agreement dated November 3, 1997, originally between Premcor USA and Occidental C.O.B. Partners. That stockholders’ agreement entitles Occidental to designate one director to our board of directors for as long as it holds at least 10% of our fully diluted shares. We have the right of first refusal on any of our shares held by Occidental or a transferee of Occidental intended by such holder to be sold to a third party. Occidental has the right, on one occasion, to request that we effect the registration of all or part of Occidental’s holdings of our common stock. In addition, Occidental has the right to include its holdings of our common stock in any registered public offering by us. We are required to use our best efforts to effect the registration of the shares of our common stock held by Occidental along with our other shares of common stock, unless the underwriters of the offering determine that the registration of the shares of our common stock held by Occidental will adversely impact the offering of our other shares of common stock.

Under an Advisory Agreement, dated November 14, 1997, among us, one of our subsidiaries and Occidental, Occidental may provide us with consulting services related to crude supplier decisions and related purchase and hedging strategies. We did not utilize services under the Advisory Agreement in the year ended December 31, 2004.

Consulting Agreement with Fuel Strategies International

Pursuant to a consulting agreement, Fuel Strategies International, Inc., the principal of which is James P. O’Malley, the brother of Thomas D. O’Malley, the chairman of our board of directors and a senior executive employee, provided us with monthly consulting services relating to our petroleum coke and commercial operations. The agreement was renewed in May 2003 and amended effective November 2003. The agreement is automatically renewed for additional one-year periods unless terminated by either party upon 90 days notice prior to the expiration of any renewal term. Effective November 2003, the agreement provided that Fuel Strategies will be paid $1,900 per day, which includes expenses. For the year ended December 31, 2004, we paid $0.2 million to Fuel Strategies under this agreement. In June 2004, we hired James P. O’Malley as a full time employee of the company and the contract with Fuel Strategies expired in May 2004. Total compensation paid to James P. O’Malley for 2004 was $550,068 plus stock options.

Transactions and Other Relationships

Marshall A. Cohen, our director, also serves on the board of directors of American International Group, Inc., which, via its subsidiaries, participates in a majority of our insurance lines of coverage.

Mr. Cohen has the right to include his holdings of our common stock and shares issuable upon the exercise of stock options in certain registered public offerings by us. We are obligated to use our reasonable efforts to register Mr. Cohen’s holdings of our common stock, absent a determination that the registration of his shares will adversely impact the offering of our other shares.

Chet Kuchta, the vice president of domestic and international crude purchasing for The Premcor Refining Group, is the brother of Henry Kuchta our president and chief operating officer. Total compensation paid to Chet Kuchta for 2004 was $909,221 plus stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Executive officers, directors and 10% shareholders are required by the Securities and Exchange Commission to furnish the Company with copies of all Forms 3, 4 and 5 that they file.

In making this disclosure, we have relied solely on written representations of our directors, officers and more than 10% holders and on a review of copies of reports that have been filed with the Securities and Exchange Commission. During 2004 all of our officers, directors and holders of more than 10% of our common stock complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, except for Edward F. Kosnik and Eija Malmivirta. Mr. Kosnik and Ms. Malmivirta were delinquent on filing Form 3’s upon their initial appointment to the Board. The late Form 3’s have now been filed.

OTHER MATTERS

Stockholder Proposals

Our by-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors, or to present any other business not covered by Rule 14a-8 under the Securities Exchange Act of 1934 before an annual or special meeting of stockholders. Among other things, our by-laws require that a stockholder’s notice shall be delivered to the Secretary at the principal executive office of the Corporation not less than one hundred and twenty days before the first anniversary of the date of the Corporation’s proxy statement release to shareholders in connection with the preceding year’s annual meeting (provided, however, that in the event the date of the annual meeting has been changed by more than thirty days from the first anniversary of the date of the previous year’s annual meeting, then the deadline is a reasonable time before the Corporation begins to print and mail its proxy material). Proposals of stockholders intended to be presented at the Company’s 2006 Annual Meeting of Stockholders must be received by the Company on or prior to December 6, 2005 to be eligible for inclusion in the Company’s Proxy Statement and form of proxy to be used in connection with such meeting. Any notice of shareholder proposals received after this date will be considered untimely.

In the event the number of directors to be elected to the board is increased and there is no public announcement by us naming the nominees for directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be timely, but only with respect to nominees for the additional directorships, if it is delivered to our secretary not later than the 10th day following the day on which the public announcement is first made.

If the chairman of the board of directors determines that a person was not nominated, or other business was not brought before the meeting in accordance with the above notice procedures, then that person will not be eligible for election as a director, and that business will not be conducted at the meeting.

Other Business

At the date of this Proxy Statement, the only business that the board of directors intends to present or knows that others will present at the Annual Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

Michael D. Gayda

Secretary

Dated:  April 5, 2005

ANNUAL MEETING OF STOCKHOLDERS OF

PREMCOR INC.

May 17, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS: To elect the eleven (11) nominees for director listed below for a term of one year.

NOMINEES
☐ FOR ALL NOMINEES	☐ Thomas D. O’Malley
☐ Jefferson F. Allen
☐ WITHHOLD AUTHORITY	☐ Wayne A. Budd
FOR ALL NOMINEES	☐ Stephen I. Chazen
☐ Marshall A. Cohen
☐ FOR ALL EXCEPT	☐ David I. Foley
(See instructions below)	☐ Robert L. Friedman
☐ Edward F. Kosnik
☐ Richard C. Lappin
☐ Eija Malmivirta
☐ Wilkes McClave III

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

	FOR	AGAINST	ABSTAIN
2. Proposal to approve an amendment to our Certificate of Incorporation to increase the number of shares of common stock that are authorized to be issued.	☐	☐	☐
3. Proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.	☐	☐	☐
4. To provide authority to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND TO PROVIDE AUTHORITY TO THE PROXYHOLDER FOR SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

The board of directors recommends a vote FOR Proposals 2 and 3.

Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report to Stockholders of Premcor Inc. is hereby acknowledged.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder                                                               Date:                          Signature of Stockholder                                                              Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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PREMCOR INC.

Annual Meeting of Stockholders May 17, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking any proxy heretofore given, hereby appoints Jefferson F. Allen, Joseph D. Watson and Michael D. Gayda, or any of them, proxies of the undersigned, with full power of substitution, with respect to all of the shares of stock of PREMCOR INC. (“Premcor”) which the undersigned is entitled to vote at Premcor’s Annual Meeting of Stockholders to be held on Tuesday, May 17, 2005, and at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the reverse side)

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